Exhibit 99.1

              Midas Reports Second Quarter Loss of $0.16
    Per Share after Restructuring and Other Items to Exit Exhaust
                            Manufacturing


    ITASCA, Ill.--(BUSINESS WIRE)--Aug. 4, 2005--Midas, Inc. (NYSE:MDS) reported a net loss of $2.5 million--or $0.16 per diluted share--for the second quarter ended July 2, 2005, after the effects of special items related to the company's exit from exhaust manufacturing.
    During the second quarter, Midas recorded restructuring charges of $9.5 million--or $0.36 per diluted share--for exhaust manufacturing and distribution employee severance costs and the write-down of exhaust inventories and other assets. Also included in the results are operating losses of approximately $0.8 million--or $0.03 per diluted share--related to the operation of the exhaust manufacturing and distribution business, and gains of $1.1 million--or $0.04 per diluted share--resulting from continued amortization of the gain from the sale of the Chicago exhaust warehouse during the first quarter. Excluding these exhaust manufacturing and distribution items, the company earned $0.19 per diluted share, which represents a non-GAAP earnings per diluted share measure.
    "Second quarter results are on target with our plan," said Alan D. Feldman, Midas' president and chief executive officer.
    "We are generally pleased with the performance of our core franchising and real estate business and the continuing momentum in retail sales, as comparable shop retail sales in U. S. shops were up by 2.5 percent in the quarter, the ninth consecutive quarter of increases. North American comparable shop sales also were up 2.5 percent," Feldman said. "April and June were in line with comparable increases in earlier quarters, but May results, as for others in the retail sector, were flat compared to a year ago."
    In May, Midas announced an agreement calling for AutoZone (NYSE:AZO) to be the exclusively endorsed supplier of Arvin brand exhaust products to more than 1,600 Midas shops in the United States. The exhaust products will be supplied by ArvinMeritor (NYSE:ARM) and will replace Midas-brand products currently manufactured by Midas at its plant in Hartford, Wisc., and sold to Midas shops by AutoZone. Retail sales of exhaust parts and services will continue at Midas shops.
    A region-by-region transition process began in late June to start shipping Arvin products to Midas shops, allowing Midas to phase down production at its Hartford plant. Over the remainder of this year, Midas will close the Hartford plant and an exhaust warehouse in Chicago. In late July, production at Hartford was reduced by approximately 80 percent and the company expects to close the plant by the end of the third quarter. The Chicago warehouse, which distributes exhaust products manufactured at Hartford, is expected to close by the end of the year. Those closures will ultimately result in the termination of a total of 195 employees at the Hartford plant, in the Chicago warehouse and at Midas headquarters in Itasca.
    Midas began its exit from parts distribution in 2003, when it reached agreements with AutoZone in the U.S. and Uni-Select in Canada to distribute parts to Midas shops. Midas closed 11 of its 12 distribution centers at that time, but continued to operate the Hartford exhaust plant and the Chicago exhaust warehouse.

    2005 Second Quarter and First Half Results

    Sales and revenues for the second quarter were $50.3 million, down slightly from $52.0 million last year as a result of lower wholesale sales of exhaust parts associated with the plant closure. For the first six months, sales and revenues were $99.8 million, up from $98.9 million in 2004.
    Royalties and license fees were $17.3 million for the second quarter and $32.8 million for the first half, compared to $16.8 million and $31.3 million, respectively, last year. Real estate revenues were $8.9 million for the quarter and $17.9 million for the first six months, compared to $9.0 million and $18.1 million for the same periods a year ago.
    Retail sales at Midas' 70 company-owned shops in the United States were $9.6 million for the second quarter and $18.7 million for the first half, up from $9.3 million and $17.9 million, respectively, in 2004.
    Replacement part sales and product royalties were $13.6 million for the quarter and $28.8 million for the first half, down from $16.2 million and $30.3 million for the same periods last year. Increased sales of Bridgestone/Firestone tires to franchisees were more than offset by significant reductions in sales of exhaust products as Midas began to phase out its exhaust manufacturing business.
    Selling, general and administrative (SG & A) expenses were $23.0 million for the quarter and $45.5 million for the first six months, compared to $23.4 million and $45.4 million last year.
    Due to the effects of one-time charges, the company reported an operating loss of $3.1 million for the second quarter and operating income of $2.6 million for the first half, compared to operating income of $6.5 million and $11.8 million in the same periods a year ago.
    The 2005 operating results include exhaust-related special charges of $9.5 million in the second quarter and $9.6 million in the first half.
    Interest expense for the second quarter was $2.5 million and $5.0 million for the first six months, compared to $2.5 million for the second quarter and $7.6 million for the first six months in 2004. The company's bank debt was $65.5 million at the end of the second quarter.
    Midas recorded an income tax benefit of $1.7 million for the quarter. The company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry forwards of approximately $110.0 million generated in prior years.
    Midas purchased 144,726 shares of its common stock during the second quarter, primarily as part of a $25 million share repurchase plan announced in November 2004.

    2005 Outlook

    "The special charge we recorded in the second quarter is the latest step in the transformation we began in 2003 to exit from the parts distribution business," Feldman said.
    "Although exhaust manufacturing was the foundation of Midas in 1956, advancing technology and dramatic changes in the marketplace have made it impractical and unprofitable for the company to continue manufacturing and distributing exhaust products," he said.
    Midas has said it will lose approximately $4.0 million operating the exhaust manufacturing and distribution business in 2005.
    "With the exhaust transition behind us later this year, the company's single focus will be on the profitable growth of the Midas franchise system," Feldman said. "Customers continue to respond positively as we ramp up maintenance services and tire sales in Midas shops across North America.
    "The company has regained its financial strength and we will build on this momentum as we continue to grow retail sales in existing Midas shops, as well as prepare to add new franchised shops to the North American system in the future," Feldman said.
    Feldman reaffirmed the company's previous 2005 guidance of operating income of $24 to $26 million, excluding losses related to manufacturing and special charges.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.


                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                              For the quarter     For the six months
                             ended fiscal June     ended fiscal June
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (26 weeks) (26 weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $17.3      $16.8      $32.8      $31.3
  Real estate revenues           8.9        9.0       17.9       18.1
  Company-operated shop
   retail sales                  9.6        9.3       18.7       17.9
  Replacement part sales
   and product royalties        13.6       16.2       28.8       30.3
  Other                          0.9        0.7        1.6        1.3
                           ---------- ---------- ---------- ----------
      Total sales and
       revenues                 50.3       52.0       99.8       98.9
                           ---------- ---------- ---------- ----------

Cost of sales and revenues:
  Real estate cost of
   revenues                      5.6        5.5       11.2       11.0
  Company-operated shop
   cost of sales                 2.3        1.8        4.4        3.3
  Replacement part cost of
   sales                        11.1       12.4       22.8       22.9
  Warranty expense               1.9        2.4        3.7        4.5
  Business transformation
   charges (inventory
   write-down)                   4.1         --        4.1         --
                           ---------- ---------- ---------- ----------
      Total cost of sales
       and revenues             25.0       22.1       46.2       41.7
                           ---------- ---------- ---------- ----------

      Gross profit              25.3       29.9       53.6       57.2

Selling, general, and
 administrative expenses        23.0       23.4       45.5       45.4
Business transformation
 charges                         5.4         --        5.5         --
                           ---------- ---------- ---------- ----------

      Operating income
       (loss)                  ( 3.1)       6.5        2.6       11.8

Interest expense               ( 2.5)     ( 2.5)     ( 5.0)     ( 7.6)
Loss on early
 extinguishment of debt           --         --         --      ( 4.7)
Gain on sale of assets           1.1         --        1.9         --
Other income, net                0.3        0.2        0.6        0.5
                           ---------- ---------- ---------- ----------

      Income (loss) before
       income taxes            ( 4.2)       4.2        0.1         --
Income tax expense
 (benefit)                     ( 1.7)       1.6         --         --
                           ---------- ---------- ---------- ----------

      Net income (loss)       $( 2.5)      $2.6       $0.1        $--
                           ========== ========== ========== ==========

Earnings (loss) per share:
  Basic                      $( 0.16)     $0.16      $0.00      $0.00
                           ========== ========== ========== ==========
  Diluted                    $( 0.16)     $0.16      $0.00      $0.00
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     15.8       15.3       15.8       15.2
  Common stock warrants          0.1        0.3        0.1        0.3
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               15.9       15.6       15.9       15.5
  Equivalent shares on
   outstanding stock awards       --        0.6        0.7        0.6
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             15.9       16.2       16.6       16.1
                           ========== ========== ========== ==========


Capital expenditures            $0.4       $0.1       $1.0       $0.4
                           ========== ========== ========== ==========


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                                Fiscal       Fiscal
                                                 June       December
                                                 2005         2004
                                              -----------  -----------
                                              (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents                         $1.1         $0.9
  Receivables, net                                  35.5         33.4
  Inventories, net                                   9.6         12.2
  Deferred income taxes                             11.4          9.0
  Other current assets                               5.7          6.8
                                                  -------      -------
    Total current assets                            63.3         62.3
Property and equipment, net                        112.1        117.4
Deferred income taxes                               61.6         62.2
Other assets                                        12.5         10.1
                                                  -------      -------
    Total assets                                  $249.5       $252.0
                                                  =======      =======

Liabilities and equity:
Current liabilities:
  Current portion of long-term obligations          $7.9         $7.9
  Accounts payable                                  14.6         16.1
  Accrued expenses                                  37.2         32.5
                                                  -------      -------
    Total current liabilities                       59.7         56.5
Long-term debt                                      59.5         63.0
Obligations under capital leases                     4.6          5.1
Finance lease obligation                            36.3         36.7
Accrued warranty                                    31.6         32.1
Other liabilities                                    7.7          9.7
                                                  -------      -------
    Total liabilities                              199.4        203.1
                                                  -------      -------

Shareholders' equity:
  Common stock ($.001 par value, 100 million
   shares authorized, 17.7 million shares
   and 17.6 million shares issued) and paid-in
   capital                                          20.2         21.4
    Treasury stock, at cost (1.6 million
     shares and 1.8 million shares)                (36.0)       (41.2)
    Unamortized restricted stock awards             (4.8)        (2.2)
    Retained income                                 79.0         78.9
    Cumulative other comprehensive loss             (8.3)        (8.0)
                                                  -------      -------
      Total shareholders' equity                    50.1         48.9
                                                  -------      -------
      Total liabilities and shareholders'
       equity                                     $249.5       $252.0
                                                  =======      =======


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com